Exhibit 10.11

REVISED PARTNERSHIP AGREEMENT

BETWEEN THE FARMS OF TERANGA S.A.

and

THE MUNICIPALITY OF FASS NGOM

January 2021

reminder

Having regard to the Constitution;

Having regard to Law 96-06 on the Code of Local Authorities;

Having regard to Law No. 96-07 of 22 March 1996 on the transfer of powers to the regions, municipalities and rural communities;

Having regard to Law No. 2013-10 of 28 December 2013 on the General Code of Local Authorities;

Having regard to Law 64-46 of 17 June 1964 on the national domain;

Having regard to the 2001 Law of 15 January 2001 on the Environment Code;

Having regard to Law 65-557 of 21 July 1965 on the Code of Contraventions;

Having regard to Decree No. 64-573 laying down the conditions for the application of Law 64-46 on the national domain;

Having regard to Decree No. 80-268 of 10 March 1980 on the organization of livestock routes and laying down the conditions for grazing;

Having regard to the Senegal River Water Charter adopted in Nouakchott on 28 May 2002;

Having regard to the primatoral decree of 25 July 2007 on the Charter of the Irrigate Domain of the Senegal River Valley and falémé

context

The political will of the State of Senegal in the area of decentralization is demonstrated through the reform of Act II, whose vision is to promote viable, competitive territories that will bring sustainable development. This ambition is based on strengthening the financial and institutional resources of local and regional authorities so that it can, in addition to the state’s actions, boost national economic growth. This expectation of the State vis-à-vis local authorities imposes on them a new posture in the management and valorization of the resources of the territories, especially those relating to land. The improvement of productivity and competitiveness levels in the territories depends to a large extent on major investments requiring the promotion of partnership with private investors, taking into accountthelimited means of local actors.

This new posture has always been supported by the administrative authorities and local technical services such as the ARD, the CADL and the SAED, among others. It is within the framework that he has developed, under the impetus of the SAED, land use and use plans and a charge of the irrigated domain. Through these tools, local and regional authorities are committed to ensuring the rational and sustainable exploitation of land and water resources in the region.

The company “SENHUILE”, now “LES FERMES DE LA TERANGA” S.A. is a public limited company under Senegalese law, specialized in agro-industry. It is present in the region to develop partnerships with local authorities in order to make large investments in the development of the hydro-agrocultural potential of the area.

This company aims to contribute to the reduction of Senegal’s trade balance deficit and the achievement of national food self-sufficiency. Through its commitments, the company intends to be part of the dynamics of territorial development that derives its foundations from the Emerging Senegal Plan(PSE) and its local declination, namely the Communal Development Plan (PDC).

Thus, in perfect harmony with the political orientations of theState,the municipality of Fass Ngom and the company “LES FERMES DE LA TERANGA” decide to establish a win-win partnership subject to this revised convention. Indeed, following the revised agreement on 18 March 2018 granting the “FERMES DE LA TERANGA” an area of 5000 ha, it appeared the need to further explain certain terms of the agreement by defining their application modalities.

This revised Convention shall be drawn up for this purpose in order to specify the procedures for the operationalisation of certain commitments and the conditions for the progressive development of holdings.

Come in

The company “LES FERMES DE LA TERANGA” S.A. having its registered office in NGnith YETTIYONE Richard-Toll,Arrondissementof Ndiaye, Dagana Department, registered in the Trade and Credit Register Mobilier of Saint-Louis under the number SN-STL-2018 M 0507, represented by its General Manager, Mr. Amadou FADIGA

Hereinafter referred to as the “company”

On the one hand;

and

The Commune of Fass Ngom Arrondissement of Rao, Department of Saint-Louis, represented by its Mayor, Mr Aliou SARR domiciled in FAss Ngom, hereinafter referred to as the “commune”

moreover

It was agreed and agreed that:

Article I: Modification of the name of the company

“SENHUILE” S.A. has become “LES FERMES DE LA TERANGA” S.A. The minutes containing the deliberation on the modification of the company name will be given to the municipality for regularization in its archives.

Article II: Purpose of the Convention

On the basis of the old Agreement, the Parties agreed to incorporate the elements highlighted at the evaluation meeting on 19 March 2018 and 11 December 2020 in order to relaunch the momentum of the implementation of the Partnership Framework between the Parties.

The project will cover the exploitation of several agricultural crops such as groundnuts, sweet potatoes, maize, onions and potatoes, among others, on an area of 5000 ha, of which 350 ha are returned to the populations under the PDIDAS project and 500 ha to be developed for the benefit of the populations for market gardening and fodder crops.

Article III: Situation map of the agricultural perimeter “LES FERMES DE LA TERANGA” S.A.

With reference to the map to be attached, it will be delimited the contours of the affected area, listed the villages and hamlets polarizing the affected area at the level of the Municipality of Fass Ngom and identified the livestock routes and production tracks impacted directly by the company.

Article IV: Obligations of the municipality

The municipality of Fass Ngom undertakes to:

❖	Make available to the company “LES FERMES DE LA TERANGA” SA. the area of 5000 ha allocated on deliberation for an agricultural holding;

❖	Extract the 850 ha (350 ha for PDIDAS and 500 ha for populations) to be allocated to the rightholders;

❖	Facilitate the company’s collaboration with producer organisations or any other entity that could contribute to the achievement of its production objectives;

❖	Set up, by order of the Mayor, a monitoring committee to ensure compliance with the provisions of this agreement. This committee produces an annual evaluation report that the city council can use to decide on the future of the collaboration;

❖	The committee will be chaired by the Mayor or his representative and will be composed of the office of the municipal council, two representatives of the “FERMES DE LA TERANGA”, and may at any time request the assistance of the services of the SAED, the DRDR, livestock, the ARD, the Regional Directorate of the Environment and Classified Establishments (DREEC) of the Regional Inspectorate of Waters and Forests. If necessary, it may be extended to other structures or resource persons. It meets at the invitation of the Mayor every six months after a visit to the agricultural perimeter of THE FARMS OF LA TERANGA. The follow-up activities are taken care of by the municipality and the resulting decisions are enforceable in accordance with the laws and regulations in force.

Article V: Obligations of the company

The company “LES FERMES DE LA TERANGA S.A. undertakes to:

❖	Develop the area in compliance with the Occupancy and Land Use Plan of the municipality (POAS), the Charter of the Irrigated Domain of the Senegal River Valley (CDI), the heritage area of 3 marigots (APR 3M) and the law on the national domain;

❖	Fully develop 500 ha intended for the populations, in the three 1st years with at least 10% from the1st year in accordance with modalities agreed with the populations (consultation company and beneficiary populations);

❖	Technically support the populations in the exploitation of the 500 ha to practice fodder cultivation and vegetable cultivation;

❖	Develop grazing areas and water points for livestock at reasonable distances allowing easy access to animals;

❖	Facilitate people’s access to new technologies enabling them to improve their standard of living;

❖	Give priority to recruitment to the local workforce taking into account the criterion of competence and promote local enterprises for the performance of certain tasks within their competence;

❖	Develop the opening tracks that will be regularly maintained at its expense. These tracks will follow optimal trajectories in relation to the villages in the area covered by the project that benefit from the right of way;

❖	Support the population in the implementation of social projects (construction of classrooms, modern daaras, provision of school supplies, rehabilitation construction of places of worship, construction and equipment health huts, equipped reference health center, drinking water points for the populations);

❖	Grant the municipality a budget support of 24,000,000 CFA francs until June 2021. From this year, each amount to be paid in the following year (N+1) will be equal to that paid in the previous year (N) plus 2% of the same amount. The payment is payable before the end of the1st half of the year to participate in the operation of the municipality and the annual investment plan.

❖	In case of force majeure, for economic, agronomic, or natural reasons, war or act of war, sabotage, insurrection, civil unrest or requisition, health scourge (pandemic) the company may negotiate with the committee to review its commitment for the year concerned.

❖	Receive and make available to the Monitoring Committee for the Implementation of the Convention any information and documents it may have requested in order to carry out its mission properly.

Article VI: Duration and entry into force of the revised Convention

This agreement is intended for a period of fifteen years (15 YEARS) renewable after evaluation of the project. It shall enter into force on the date of signature.

Article VII: Acceptance of clauses / amendment / Termination

Both parties accept all of the above clauses which may not be amended or modified unilaterally unless there is written agreement and duly signed by both parties. If such an agreement should come into being, it will be the subject of an amendment to the Convention.

In the event of non-compliance with the commitments by one of the parties, the other may terminate the contract after six (06) months’ notice.

Article VIII: Disputes

The municipality of Fass NGOM and the company “LES FERMES DE LA TERANGA” S.A. agree that disputes that may arise from the interpretation of the provisions of this agreement are first settled amicably.

In the event of disagreement, the case will be brought before the court with territorial jurisdiction over the matter.

Done at Fass Ngom, [24 February 2021]

In five original copies

For THE FARMS OF THE	For the Municipality of Fass Ngom

TERANGA

The Director General, Mr	Le Maire, Mr Aliou SARR

Amadou FADIGA